Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 25, 2017, relating to the financial statements and financial highlights which appear in the March 31, 2017 Annual Reports to Shareholders of the Goldman Sachs Strategic Macro Fund (formerly Goldman Sachs Fixed Income Macro Strategies Fund), the Goldman Sachs Long Short Credit Strategies Fund, the Goldman Sachs Bond Fund, the Goldman Sachs Core Fixed Income Fund, the Goldman Sachs Global Income Fund, the Goldman Sachs Strategic Income Fund, the Goldman Sachs High Yield Municipal Fund, the Goldman Sachs Dynamic Municipal Income Fund, the Goldman Sachs Short Duration Tax-Free Fund, the Goldman Sachs Enhanced Income Fund, the Goldman Sachs High Quality Floating Rate Fund, the Goldman Sachs Short Duration Government Fund, the Goldman Sachs Inflation Protected Securities Fund, the Goldman Sachs Government Income Fund, the Goldman Sachs Short Duration Income Fund, the Goldman Sachs Short-Term Conservative Income Fund, the Goldman Sachs Dynamic Emerging Markets Debt Fund, the Goldman Sachs Emerging Markets Debt Fund, the Goldman Sachs High Yield Fund, the Goldman Sachs High Yield Floating Rate Fund, the Goldman Sachs Investment Grade Credit Fund, the Goldman Sachs Local Emerging Markets Debt Fund and the Goldman Sachs U.S. Mortgages Fund. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 28, 2017